Exhibit 10.3

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT is entered into as of November 12, 2007 by and between M. DEWEY BAIN (the “Holder”) and PLANETLINK COMMUNICATIONS, INC., a Georgia corporation (the “Company”).

WHEREAS, each Member is the owner of record of 500,000 shares of PlanetLink Communications, Inc. Series A Preferred Stock (the “Preferred Shares”); and

WHEREAS, the Company and the Holder has determined that it would be in their mutual best interests to adjust the scope of the rights associated with the Preferred Shares in exchange for certain value to the capital stock of the Company as a result of the acquisition of DnC Multimedia, Inc. (“DnC”) by the Company or one of its subsidiaries.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.  Conversion of Preferred Shares to Common Stock. Notwithstanding the conversion and anti-dilution rights associated with the Preferred Shares, it is hereby agreed that the conversion rights and anti-dilution rights associated with the Holder’s Preferred Shares of stock shall be limited to a maximum of 2.5% of the total outstanding shares of the Company’s fully diluted common stock at that time, regardless of any reverse splits of the Company’s common stock prior to conversion of the Preferred Shares to common stock. The Holder’s Preferred Shares shall be converted to common stock within 30 (thirty) days of the execution of this Agreement.

2.  Voting Rights. Upon the closing of the Company or one of its subsidiaries acquiring DnC, the voting preference associated with the Preferred Shares shall be terminated.

3.  Other Considerations.  In the event that the acquisition of DnC by the Company does not occur within sixty days of this agreement, all limitations on voting rights and conversion percentages shall be null and void.

4.  Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by registered or certified United States mail, return receipt requested with postage prepaid, by facsimile, or by e-mail, if to Holder, addressed to Mr. M. Dewey Bain, at 11050 Regal Forest, Suwanee, Georgia 30024; if to the Company, addressed to Planetlink Communications, Inc., attn: Mr. Robert Lott, at 228 Hamilton Avenue, 3rd Floor, Palo Alto, CA 94301, telephone (650) 798-5120.  Any party hereto may change its address upon 10 days’ written notice to any other party hereto.

5.  Benefit.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

6.  Construction.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

7.  Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.  Entire Agreement.  This Settlement Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, each party has executed this Agreement by their signature below.

M. Dewey Bain

PLANETLINK COMMUNICATIONS, INC.

By
Robert Lott, Chief Executive Officer